Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

FOR IMMEDIATE RELEASE	NR06-47

DYNEGY ANNOUNCES RESULTS OF

ILLINOIS REVERSE POWER PROCUREMENT AUCTION

HOUSTON (September 18, 2006) – Dynegy Inc. (NYSE: DYN) today announced that, through its participation in the recent Illinois reverse power procurement auction, a subsidiary of the company will be entering into energy product supply agreements with subsidiaries of Ameren Corporation for the following products:

•	Up to 1,200 megawatts in each hour around the clock for the time period of January 1, 2007 through May 31, 2008, at the price of $64.77 per megawatt-hour; and

•	Up to 200 megawatts in each hour around the clock for the time period of January 1, 2007 through May 31, 2009, at the price of $64.75 per megawatt-hour.

Under the terms of these agreements, Dynegy expects to deliver electricity together with capacity and specified ancillary, transmission and load-following services necessary to serve a portion of Ameren’s full-requirements residential and small customer load. By fulfilling the obligations related to these agreements, Dynegy anticipates contributing to a reliable and affordable supply of energy for Ameren customers.

Additional information on the Illinois electric power auction can be found on the Illinois Commerce Commission’s web site, www.icc.illinois.gov.

With approximately 500 employees in the state of Illinois, Dynegy operates nine facilities in the state with a net generating capacity of more than 4,000 megawatts.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the consummation of energy product supply agreements, and if consummated, the ability of Dynegy to fulfill its obligations under such agreements and its ability to provide reliable and affordable supply of energy to

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DYNEGY ANNOUNCES RESULTS OF ILLINOIS REVERSE POWER PROCUREMENT AUCTION	NR06-47

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customers. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: Dynegy’s ability to satisfy any closing conditions; its ability to operate its businesses reliably and efficiently; and uncertainties regarding limitations imposed by legal or regulatory developments affecting Dynegy’s businesses. More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, as amended, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. DYNC

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